Via Facsimile and U.S. Mail
Mail Stop 6010


January 25, 2006


Mr. Craig P. Keller
Chief Financial Officer
Philadelphia Consolidated Holding Corporation
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004

      Re:	Philadelphia Consolidated Holding Corporation
      Form 10-K for Fiscal Year Ended December 31, 2004
      File No. 000-22280

Dear Mr. Keller:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,



      Kevin Woody
								Branch Chief